UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2014

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 24, 2014, Restoration Hardware, Inc. and Restoration Hardware Canada, Inc., wholly-owned subsidiaries of Restoration Hardware Holdings, Inc., entered into a Tenth Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of November 24, 2014, among Restoration Hardware, Inc. and Restoration Hardware Canada, Inc., as borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent. The Credit Agreement amends and restates the existing Ninth Amended and Restated Credit Agreement dated as of August 3, 2011, as amended (the “Existing Credit Agreement”). The Credit Agreement increases the revolving line of credit under the Existing Credit Agreement by $182.5 million, while eliminating the $15.0 million term loan facility under the Existing Credit Agreement. Under the Credit Agreement, Restoration Hardware, Inc. has a revolving line of credit available of up to $600.0 million, of which $10.0 million is available to Restoration Hardware Canada, Inc. Restoration Hardware, Inc. has the option to increase the amount of the revolving line of credit by up to an additional $200.0 million, subject to satisfaction of certain customary conditions at the time of such increase. The interest rate spread over the LIBOR base rate for the Credit Agreement is within a range of 1.25% to 1.75%, based on availability under the Credit Agreement.

The availability of credit at any given time under the Credit Agreement is limited by reference to a borrowing base formula based upon numerous factors, including the value of eligible inventory and eligible accounts receivable. All obligations under the credit facility are secured by substantially all of the assets of the borrowers and guarantors thereunder.

The Credit Agreement contains various restrictive covenants, including limitations on the ability to grant liens, make loans or other investments, incur additional debt, issue additional equity, merge or consolidate with or into another person, sell assets, pay dividends or make other distributions or enter into transactions with affiliates, along with other restrictions and limitations typical to credit agreements of this type and size. The Credit Agreement does not contain any significant financial or coverage ratio covenants unless the domestic availability under the revolving line of credit is less than the greater of (i) $20.0 million and (ii) 10% of the lesser of (A) the aggregate domestic commitments under the Credit Agreement and (B) the domestic borrowing base. If the availability under the Credit Agreement is less than the foregoing amount, then Restoration Hardware, Inc. is required to maintain a consolidated fixed charge coverage ratio of at least 1.0 to 1.0. Such ratio is calculated on a trailing twelve-month basis as approximately the ratio of (a) (i) consolidated EBITDA (as defined in the agreement) minus (ii) capital expenditures, minus (iii) the income taxes paid in cash to (b) the sum of (i) debt service charges plus (ii) certain dividends and distributions paid.

The above description is a summary only and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

A copy of the press release announcing the Company’s Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Tenth Amended and Restated Credit Agreement dated as of November 24, 2014 among Restoration Hardware, Inc., Restoration Hardware Canada, Inc., as borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent.

99.1	Press release issued on December 1, 2014 by Restoration Hardware Holdings, Inc.

Exhibit Index

Exhibit No.	Description

10.1	Tenth Amended and Restated Credit Agreement dated as of November 24, 2014 among Restoration Hardware, Inc., Restoration Hardware Canada, Inc., as borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent.

99.1	Press release issued on December 1, 2014 by Restoration Hardware Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: December 1, 2014	By:	/s/ Karen Boone
Karen Boone
Chief Financial and Administrative Officer